Exhibit 10.3

AMENDMENT #1 TO
AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDMENT #1 (this “Amendment”), is made by and between Ocugen, Inc. (the “Company”) and Shankar Musunuri (the “Executive”) on April 27, 2022.
WHEREAS, the Company and the Executive are parties to an Amended & Restated Executive Employment Agreement, dated January 1, 2020 (the “Employment Agreement”);
WHEREAS, Section 10.6 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Clause (i) in the definition of “Good Reason” in Section 1 of the Employment Agreement is hereby restated as follows:
(i) Employee delivers written notice to the Company of Employee’s intention to resign from employment due to one or more of such events, which notice is given within thirty (30) days following the initial occurrence of such event and specifies in reasonable detail the circumstances claimed to provide the basis for such resignation,
2.    The last sentence of Section 2.3 is hereby deleted in its entirety.
3.    Effective as of January 1, 2022, the first sentence of Section 4.1 of the Employment Agreement is hereby restated as follows:
For all of the services rendered by Employee to the Company, Employee shall receive Base Compensation at the gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $715,000 payable in installments in accordance with the Company’s regular payroll practices in effect from time to time. This base compensation will be reviewed annually by the Compensation Committee of the Board and may be adjusted as the Board (or a committee thereof, as applicable) shall determine in its sole discretion.
4.    Section 4.2 of the Employment Agreement is hereby restated as follows:
For each calendar year ending during the Term, Employee will have the opportunity to earn an annual bonus with a target amount not less than 66% of the Employee’s Base Compensation for the applicable year (the “Target Bonus”). The actual bonus payable to Employee, if any, may be more or less than the Target Bonus and will be determined by the Compensation Committee, based on the achievement of corporate and/or personal objectives established by the Compensation Committee and such other factors as the Compensation Committee may deem relevant. Any annual bonus so awarded shall be paid by February 28th of each year for the Employee’s performance in the previous year (the “Measuring Year”). To be eligible for an annual bonus, the Employee must be employed on December 31st of the Measuring Year. The Target Bonus will be reviewed annually by the Compensation Committee of the Board and may be adjusted as the Board (or a committee thereof, as applicable) shall determine in its sole discretion.

5.    The first two sentences of Section 6.6 of the Employment Agreement are hereby amended to read as follows:
Employee will not be entitled to receive the Severance Payment or Change of Control Severance Payment unless Employee executes a release in a form reasonably acceptable to the Company (the “Release”) and such release becomes irrevocable within 60 days following termination of his employment. The Release will unconditionally release, waive, and fully and forever discharge the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including without limitation, any claims relating to or arising out of Employee’s employment with the Company, claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, or claims arising under the applicable state fair employment laws, but excluding any rights of Employee under any remaining stock option agreements (if any) or other agreements relating to equity in the Company and Employee’s right to indemnification from the Company in respect of his services as a director, officer or employee of the Company or any of its Affiliates.
6.    A paragraph is added to the end of Section 6.6 of the Employment Agreement to read as follows:
Subject to Section 6.7 below, the Severance Payment or Change of Control Severance Payment, as applicable, will begin to be paid as soon as practicable following the date the Release becomes irrevocable (but not later than 70 days following Employee’s termination of employment), provided that the initial payment will include a catch-up payment to cover amounts retroactive to the day immediately following the effective date of the Employee’s termination of employment. However, to the extent the Severance Payment or Change of Control Severance Payment is deferred compensation subject to the requirements of Section 409A of the Code and the 70-day period described above begins in one taxable year and ends in a second taxable year, such payment will not commence until the second taxable year.
7.    Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.
8.    This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the first date above written.

OCUGEN, INC.

By:	/s/ Kirsten Castillo

Name:	Kirsten Castillo
Title:	Chair of the Compensation Committee of the Board of Directors

SHANKAR MUSUNURI

By:	/s/ Shankar Musunuri